Amendment No. 1 to the Distribution Agreement

by and between USCF ETF Trust and ALPS Distributors, Inc.

This Amendment No. 1 (this “Amendment”), dated as of April 25, 2018, to the Distribution Agreement is entered into by and between USCF ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated as of April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement as set forth herein, effective as of the date first written above.

NOW, THEREFORE, the Trust and ALPS hereby agree to amend the Agreement as follows:

1.	The current Appendix A (List of Funds) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with a new Appendix A (List of Funds) to Exhibit 1 attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

USCF ETF TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ John P. Love	By:	Steven B. Price
Name: John P. Love		Name: Steven B. Price
Title: President		Title: SVP and Director of
Distribution Services

APPENDIX A

LIST OF FUNDS

USCF SummerHaven SHPEI Index Fund

USCF SummerHaven SHPEN Index Fund

USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund